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                                                                 EXHIBIT (e)(11)

                              EMPLOYMENT AGREEMENT

This Employment Agreement("Agreement") is entered into effective as of the 1st day of August 2002 (the "Effective Date") by and between T-NETIX, Inc. a Colorado Corporation ("T-NETIX"), and Thomas Meriam ("Employee").

WHEREAS, T-NETIX desires to continue to have the benefits of Employee's knowledge and experience as a full-time executive without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of T-NETIX, and its subsidiaries and shareholders, and Employee desires to continue to be employed full-time with T-NETIX; and

WHEREAS, T-NETIX and Employee desire to enter into an agreement under which Employee will be employed by T-NETIX for a one-year term commencing on the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties agree as follows:

         1. TERM. T-NETIX hereby agrees to employ Employee for a one-year term commencing on the Effective Date and ending on the first anniversary date of the Effective Date, provided a written 120-day notice is given to the Employee or unless earlier terminated as provided in this Agreement. The term of this Agreement may only be extended by the mutual agreement of the parties hereto.

         2. DUTIES. Employee shall serve at the direction of the EVP of Sales and Field Operations and shall assume duties consistent with a General Manager. Employee agrees to devote substantially all his time, attention, and best efforts to the performance of his duties.

         3. COMPENSATION. T-NETIX shall compensate Employee for the services rendered under this Agreement as follows:

                  (a) An annual base salary ("Base Salary") determined by the EVP of Sales and Field Operations in its discretion and consistent with its practices for employees of T-NETIX, but not less than $165,000 per year, payable in equal bi-weekly installments (less applicable withholding) in accordance with the customary payroll practices of T-NETIX for the payment of Employees.

                  (b) Employee shall be entitled to an annual bonus of up to 20% of his base salary upon achieving performance objectives and T-NETIX meeting the profit objectives established by the CEO. Additional bonus



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                           compensation above the 20% may be approved at the
                           sole discretion of the CEO.

                  (c) If Employee's base salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is the result of a general reduction affecting the base salaries of substantially all other employees of T-NETIX.

         4.       EMPLOYEE BENEFITS.

                  (a) Employee shall be entitled to full participation on a basis commensurate with his position with T-NETIX, in all plans of life, accident, medical payment, health and disability insurance, bonuses, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to employees of T-NETIX or its subsidiaries ("T-NETIX Benefit Plans"), except for such plans which the Board, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

                  (b) Employee shall be entitled to an annual vacation leave at full pay as may be provided for by T-NETIX's vacation policies applicable to employees, but in any event such paid vacation shall not be less than three weeks in the aggregate.

         5.       TERMINATION AND RIGHTS UPON TERMINATION.

                  (a)      DEATH, TOTAL DISABILITY OR RETIREMENT

                           (i) This agreement shall automatically terminate upon the death, total disability, or retirement of Employee.

                           (ii) Total disability shall be deemed to occur if, as a result of his incapacity resulting from physical or mental illness or disease (including alcohol or other substance addiction), which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve month period. The CEO will determine if Employee's termination is due to total and permanent disability according to any long-term disability plan then in effect for executives of T-NETIX, and otherwise in good faith consistent with generally prevailing practices of employers.

                           (iii) Upon termination for Employee's death, T-NETIX shall continue to pay Employee's salary to a legal representative previously designated in writing by Employee (the "Legal Representative"), or if no such designation has been made, to Employee's estate, for the remaining term of this Agreement in bi-weekly increments.



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                           (iv)     Upon termination for Employee's total
                                    disability, T-NETIX shall continue to pay
                                    Employee's salary to the Legal
                                    Representative (or if no designation has been made, to Employee or Employee's other legal representative) and shall continue Employee's participation in all T-NETIX Benefit Plans, for a period of the greater of twelve months or the remaining term of this Agreement in monthly increments.

                           (v) Upon termination for Employee's retirement at any time after Employee reaches the age of 65, Employee's rights to compensation shall end and Employee shall not be entitled to continuation of salary.

                           (vi)     Following any termination pursuant to this
                                    section 5(a), the Legal Representative or Employee, Employee's heirs, administrator, or executor, as applicable, shall have a period of one year from the date this Agreement is terminated to exercise any options previously granted to Employee. All Options shall continue to vest during such one-year period in accordance with the vesting schedule included as part of the grant of the applicable Options.


                  (b)      TERMINATION FOR CAUSE

                           (i) T-NETIX may terminate this Agreement at any time For Cause (as defined in the following sentence). A Termination for Cause means any of (A) the willful failure by Employee to follow the reasonable instructions of the EVP of Sales and Field Operations after written notice of such failure has been given to Employee by the EVP of Sales and Field Operations, (B) the willful commission by Employee of acts that are dishonest, unethical, or inconsistent with the local normal business standards, (C) the commission by Employee of a felonious act,
                                    (D) intentional wrongful disclosure of
                                    confidential information of T-NETIX, (E)
                                    Employee's engagement in any competitive activity in violation of Section 12, or (F) Employee's gross neglect of his duties.

                           (ii) Employee's right to compensation and participation in T-NETIX Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment, if T-NETIX terminates this Agreement For Cause.

                (c)        TERMINATION WITHOUT CAUSE

                           (i) T-NETIX may terminate this Agreement at any time Without Cause, upon 120 days notice to Employee. The termination of Employee's employment by T-NETIX for any reasons other than those specified in Section 5(b)(i) shall be deemed a Termination Without Cause.



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

                           (ii) Upon Termination Without Cause other than following a Change of Control, Employee will be entitled to a severance/separation payment equal to the amount of the salary that would be payable to Employee through the term of this Agreement at his then effective salary provided the Employee had not been so terminated in equal monthly installments for the remainder of the Agreement.

                  (d) RESIGNATION. Employee may terminate this Agreement at any time upon thirty days written notice to T-NETIX. Employee's termination pursuant to this Section 5(d) shall be deemed a Voluntary Resignation. In the event of the Employee's Voluntary Resignation other than following a Change in Control, Employee's right to compensation and participation in T-NETIX Benefits Plans shall end, and Employee shall not be entitled to a severance/separation payment.

                  (e) TERMINATION FOLLOWING A CHANGE OF CONTROL. Employee's termination rights following a Change of Control are governed by the provisions of Section 7.

                  (f)      The SEVERANCE/SEPARATION payments provided in parts
                           (C) (ii) and (d) (iii) of this Section 5 are intended to be in lieu of an not in addition to any payment to Employee on account of salary for the unexpired term of this Agreement.

         6. DEFINITION OF CHANGE OF CONTROL. For the purposes of this Agreement, A Change of Control of T-NETIX shall be deemed to have taken place if one or more of the following occurs:

                  (a) Any person or entity, as that term is used in Section 13 (d) and 14 (d)(2) of the Securities Exchange Act of 1934 as emended (the "Exchange Act"), other than
                           (i) a qualified benefit plan of T-NETIX or an affiliate of T-NETIX; (ii) any person who is a stockholder or beneficial owner of stock as of the Effective Date (a "Current Stockholder"); (iii) any successor of a Current Stockholder who acquires his shares by inheritance, devise, trust, or operation of law directly from such Current Shareholder (a "Successor"); or (iv) any person or group of which Current Stockholders or Successors hold stock representing an interest of one-third or more of the person's or groups total stock, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as n effect on the date hereof) directly or indirectly of securities of T-NETIX representing fifty percent (50%) or more of the combined voting power of T-NETIX's then outstanding securities.

                  (b) T-NETIX's shares are publicly traded, and individuals who, as of the date immediately following the date T-NETIX shares are first publicly traded, constitute the Board, cease for any reason to constitute at least




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

                           a majority of the Board, unless any such change is approved by a unanimous vote of the directors in office immediately prior to such cessation.

                  (c) T-NETIX shall (in a single transaction or a series of related transaction) issue share, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of the merged company representing fifty percent (50%) or more of the combined voting powers of the then outstanding securities of the merged company shall be ultimately owned by persons who shall not have owned voting securities of T-NETIX prior to such transaction or who shall be a party to such transaction.

                  (d) T-NETIX and is affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of T-NETIX's four most recently completed fiscal quarters) of T-NETIX and its subsidiaries immediately prior thereto.

                  (e) The Board shall approve the distribution to T-NETIX's shareholders of all or substantially all of T-NETIX's net assets or shall approve the dissolution of T-NETIX.

                  (f) The definition of change in control does not apply to the sale of a subsidiary or asset.

                  (g) Any other transaction or series of transactions occurring which have substantially the effect of the transaction specified in any of the preceding clauses in this Section 6.


         7.       RIGHTS UPON CHANGE OF CONTROL.

                  (a) If a Change of Control shall occur, Employee shall be entitled to a severance/separation payments, in an amount equal to the amount of the salary at the current rate payable in equal bi-weekly installments for a 12 month period upon Employee's Voluntary Resignation following a Change of Control.

                  (b) The severance/separation payment payable to Employee under part (a) above shall not exceed the maximum payment which, after taking into account all other compensation and benefits which may be payable to Employee, is permitted to be deducted as compensation expense by T-NETIX and to be received by the Employee without liability for the assessment of an excise tax on such payment under the applicable provisions of the Internal Revenue Code. In the event of any disagreement between the parties regarding the determination of the



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                           amount under clause (i) or (ii) above (a "Section
                           7(b) Dispute"), the matter shall be resolved by arbitration as provided in Section 14.

         8. OTHER SEVERANCE/SEPARATION BENEFITS. If at any time during the term of this Agreement, Employee is Terminated Without Cause, or the Agreement is terminated by Employee's Voluntary Resignation following a Change of Control as provided in
                  Section 7, then Employee shall be entitled to all of T-NETIX Benefits Plans for the remainder of this Agreement.

         9. TIMING OF PAYMENT. The parties agree that, in the event this Agreement is terminated following a Change of Control, damaged for delay in T-NETIX's paying Employee any amounts due hereunder on the date required under Section 7 may be difficult to ascertain precisely. T-NETIX and Employee therefore agree that in such event, if the aggregate amount not paid on any required date exceeds five percent (5%) of the total amount due to Employee pursuant to parts (a) and (c) of
                  Section 7, Employee shall be entitled to an additional payment, as liquidated damages and not as a penalty, an amount not to exceed 10% of the amount owed the Employee.

         10. OTHER BENEFITS. The provisions of Sections 5, 7, and 8 shall not affect Employee's participation in, or termination of distributions and vested rights under, any T-NETIX Benefits Plan to which Employee is entitled pursuant to the terms of such plan, except as otherwise expressly provided in Section 5, 7, and 8.

         11.      NON-DISCLOSURE AGREEMENT.

                  (a) In connection with his employment with T-NETIX, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of T-NETIX. "Trade secrets and other proprietary and confidential information" include but are not limited to the following: (1) business, pricing, marketing and cost data; (2) technical information; (4) customer and supplier lists; (5) contents of contracts and agreements with customers; and (6) CUSTOMER REQUIREMENTS AND SPECIFICATIONS. Employee acknowledges that the trade secrets and other proprietary and confidential expenditure of substantial time, effort and money and provide T-NETIX with an advantage over competitors who do not know or use such trade secrets and other proprietary and confidential information.

                  (b) In Consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Non-competition Period (as defined in Section 12) the employee will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by the employee by reason of their employment with T-NETIX, except as required to conduct the business of T-NETIX or as



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

                           authorized by express written permission of the Board or as otherwise required by law.

                  (c) Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive properties of T-NETIX. All business record, papers and documents kept or made by Employee relation to the business of T-NETIX shall be and remain the property of T-T-NETIX and shall be in the possession of T-NETIX during the term of Employee's employment and at all times thereafter. Upon the termination of employment with T-NETIX or upon the request of T-NETIX at anytime, Employee shall promptly deliver to T-NETIX, and shall retain no copies of any materials, records and documents (in whatever form or medium) made by Employee or coming into possession concerning the business or affairs of T-NETIX.

                  (d) Employee acknowledges and agrees that the nature of the trade secrets and other proprietary and confidential information to which the Employee will be given access would make it impossible for him to perform in the capacity of officer, director, employee, agent, consultant, or representative of any Competitor (as defined in Section 12) without disclosing or utilizing the trade secrets and other proprietary and confidential information to which he will be given access during the course of their employment. Employee further acknowledges and agrees that T-NETIX's products are marketed in a highly competitive market.

         12. NON-COMPETITION AGREEMENT. In consideration for access to trade secrets and other proprietary information of T-NETIX, for so long as Employee is employed by T-NETIX and for a period of two-years thereafter (the "Non-competition Period"), Employee will not:

                  (a) Accept a position as an officer, director, employee agent, consultant, representative or (i) any other proprietary call processing systems company or (ii) any other entity that, as of the date of Employee's termination, competes directly with T-NETIX. Or any of its subsidiaries (an entity described in either part (i) or (ii) is referred to in this Agreement as a "Competitor");

                  (b) Acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than on percent of the outstanding stock of any class issued by any publicly traded company;

                  (c) Solicit or seek business from any of T-NETIX customers, prospective customers, suppliers, or prospective suppliers; or

                  (d) Hire or engage any T-NETIX employee or induce any T-NETIX employee to leave their employment with T-NETIX on behalf of any Competitor.





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         13.      REMEDIES.

                  (a) Without intending to limit the remedies available to T-NETIX, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 11 and 12 may result in material irreparable injury to T-NETIX or on of its subsidiaries for which there is no adequate remedy at law that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, T-NETIX shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee for engaging in activities prohibited by Sections 11 or 12, and such other relief as may be required to enforce specifically nay of the covenants in such Sections. Employee agrees to personal jurisdiction of any state or federal court in the State of Texas in any proceeding brought by T-NETIX to enforce Employee's covenants under Sections 11 and 12.

                  (b) Without limiting the relief specified in part (a) above, and in addition to any other remedies available hereunder, at law, or in equity, upon proof of Employee's deliberate violation of him obligations under Section 11 or 12, T-NETIX shall be entitled to recover from Employee (i) any severance paid pursuant to Section 5 or 7.

         14.      ARBITRATION.

                  (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Dallas County, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall be selected by the American Arbitration Association, except that in a
                           Section 7(b) Dispute, the arbitrator shall be selected in the manner provided in part (b) below. Each party shall bear their own cost or arbitration, except that if Employee is the prevailing party in such arbitration, the Employee shall be entitled to recover from T-NETIX as part of any award entered reasonable expenses for attorneys and expert's fees and disbursements. In any arbitration related to the calculation of the amount of the severance pay due to employee, each party shall submit a figure and supporting documentation and the arbitrator shall select the figure and supporting of the parties, but no other figure. The arbitrator shall have no power to award consequential or punitive damages, even if such damages are permitted under applicable law.

                  (b) In a Section 7(b) Dispute, T-NETIX shall nominate a proposed arbitrator, who may be the lawyer who represented T-NETIX in the transaction that caused the Change in Control. Within five days after T-NETIX's nomination, Employee may accept T-NETIX's nominee as



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                           arbitrator, or may propose another lawyer shall serve
                           as arbitrator. If T-NETIX does not accept Employee's counter-nominee, Employee's counter-nominee and T-NETIX's nominee shall select a third lawyer, who shall serve as arbitrator.

                  (c) Nothing in this Section 14 shall prevent T-NETIX form seeking equitable relief pursuant to Section 13.


         15. NOTICES. All notices, request, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

                  If to T-NETIX:    T-NETIX, Inc.
                                    1544 Valwood Parkway, Suite 100
                                    Carrollton, TX 75006
                                    Attention: Thomas E. Larkin

                  If to Employee:   Thomas Meriam

         16. GOVERNING LAW: This Agreement shall be governed by the construed in accordance with the laws of the State of Delaware without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

         17. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, remain in full force and effect.

         18. ENTIRE AGREEMENT. This Agreement constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, and further superseding any and all employment arrangements between Employee and T-NETIX or any of T-NETIX's subsidiaries, affiliates or other related entities. This Agreement may not be amended except in a writing executed by the parties hereto.


         19. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto. T-NETIX shall be in material breach of this Agreement if any of its successors or assigns (including but not limited to any Corporate Successor) fails expressly to assume T-NETIX's obligations hereunder.



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

         20. ASSIGNMENT. This Agreement is personal to Employee and Employee may not assign this Agreement to any other person.

         21. EFFECTIVENESS. This Agreement shall be effective upon the Effective Date.

         22. SURVIVAL OF SECTION. The provisions of Section 11 and 12 of this Agreement shall survive the termination of the Agreement for the period provided for therein, and Sections 13 and 14 shall survive for resolution of any dispute arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

T-NETIX, Inc.                                   EMPLOYEE





BY:                                         BY:

/s/ THOMAS E. LARKIN                        /s/ THOMAS MERIAM
------------------------------------        ------------------------------------
signature                       date        signature                       date

Thomas Edmund Larkin, CEO                   Thomas Meriam






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
                         RENEWAL OF EMPLOYMENT AGREEMENT



T-NETIX, Inc. and Thomas R. Meriam hereby agree to renew and extend that certain Employment Agreement entered into between them effective the 1st day of August, 2002 for an additional term commencing August 1, 2003 and ending 6:00 P.M., CST, on December 31, 2004, on the same terms and conditions of such Employment Agreement.

Effective as of August 1, 2003.


T-NETIX, Inc.


/s/ WAYNE A. JOHNSON II
--------------------------------------------
Wayne A. Johnson II, EVP/General Counsel


/s/ THOMAS R. MERIAM
--------------------------------------------
Thomas R. Meriam






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